EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        11:00 AM        April 18, 2019

Subject:	United Bancorp, Inc. Declares its Second Quarter Regular Cash Dividend Payment at $0.1350 per Share which produces a Forward Yield of 4.98% and Reports on Annual Shareholder Meeting.

MARTINS FERRY, OHIO ◆◆◆ On April 17, 2019, the Board of Directors of United Bancorp, Inc. (UBCP) declared a second quarter dividend payment of $0.1350 per share for shareholders of record on June 10, 2019 with a payment date of June 20, 2019. This payment is greater than the cash dividend paid in the first quarter, which was $0.1325, and is the second quarterly increase in 2019. At this present cash dividend payout level, the forward yield is 4.98% based on the most recent quarter-ending market price.

Scott A. Everson, President and CEO announced at the annual meeting held that date, the Shareholders of UBCP elected Directors for the following year including himself; Gary W. Glessner, CPA and President of Glessner and Associates, PLLC; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Dr. Carl A. Novak, Dentist/Owner, Novak Dental Clinic, Clarington and Richard L. Riesbeck, Chairman of the UBCP Board of Directors and President, Riesbeck Food Markets, Inc., St. Clairsville.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $621.0 million and total shareholder’s equity of $53.8 million as of March 31, 2019. Through its single bank charter, Unified Bank, the Company has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.